EXHIBIT 99.1

Media Contact:                        Investor Relations Contact:
Evelyn Mitchell                        Dana Nolan
205-264-4551                            205-264-7040
www.regionsbanknews.com
Regions News on Twitter: @RegionsNews

Regions Financial Corp. Announces $120 Million Increase in Stock Repurchase Authorization

BIRMINGHAM, Ala. - November 1, 2016 - Regions Financial Corporation (NYSE:RF) announced that the Company’s Board of Directors has authorized a $120 million increase to the Company’s previously announced common stock repurchase program, from $640 million to $760 million. Regions has received a non-objection from the Board of Governors of the Federal Reserve with respect to the $120 million increase in stock repurchase authorization under the Company’s capital plan. As previously announced, the authority granted under the stock repurchase program expires on June 30, 2017. While the Company expects to complete the stock repurchases in the authorized period, the timing and exact amount of the repurchases will be based on market conditions and other factors.

###

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services.  Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.